Exhibit 99.2

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FOR IMMEDIATE RELEASE
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Date:     July 21,  2003
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Contact:  Leigh J. Abrams, President and CEO             INDUSTRIES INCORPORATED
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Phone:    (914) 428-9098 Fax:     (914) 428-4581
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E Mail:   Drew@drewindustries.com
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         Drew Industries Purchases RV Component Maker LTM Manufacturing
     LTM Owner Michael Nebel to take top R&D position at Lippert Components

WHITE PLAINS, New York, July 21, 2003 - Drew Industries Incorporated (AMEX: DW) today announced that its wholly owned subsidiary, Lippert Components, Inc., acquired Smith Center, Kansas-based LTM Manufacturing, LLC.

LTM manufactures a variety of products for recreational vehicles, including slide-out systems and specialty slide-out trays for batteries, LP tanks and storage, as well as electric stabilizer jacks, flexguard slide-out wire protection systems, and slide-out patio decks. Several of these products are patented and have been introduced to the RV market only relatively recently on a limited basis. Drew said it does not believe the products have yet realized their full sales potential.

Drew, a manufacturer of components for recreational vehicles and manufactured homes, reported that the purchase price of $3.85 million includes the LTM facility, as well as patents developed by Michael Nebel, LTM's founder and owner. Drew also repaid $250,000 of LTM's debt on closing. The purchase price was funded with Drew's available cash, and after the acquisition the Company had no borrowings under its $30 million line of credit.

Drew also said Mr. Nebel will join Lippert as its Manager of Research and Development. Mr. Nebel has a proven track record of developing new products for the RV industry, and his employment contract with Lippert provides for incentives for the development and sale of new products.

In addition to being the inventor of LTM's products, Mr. Nebel was LTM's sole salesperson, and as a result the LTM product line is currently sold to only a few customers. Lippert Components, with its sizable marketing ability, hopes to introduce these innovative, time-saving and convenient products to its substantially larger customer base.

LTM generated revenue of approximately $4 million in 2002. Drew said it expects the acquisition to be immediately accretive to earnings. After the acquisition, Lippert Components will assume the purchasing function for LTM and will transfer much of LTM's production to several Lippert factories, which are more efficient than the LTM factory. Savings on purchasing and production are expected to generate substantial and immediate savings to Lippert Components and LTM. Certain LTM products will continue to be manufactured in the Smith Center, Kansas facility, which will be used primarily as a research and development center for Lippert Components.

Leigh J. Abrams, President and CEO of Drew, said: "This acquisition brings several complementary products to Lippert Components. LTM and its innovative products, along with the engineering expertise of Mike Nebel, will be great additions, and we expect to expand our market share in the RV segment as a result of this acquisition."


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DREW INDUSTRIES / Page 2

"I am excited about the opportunity to join Lippert Components, and to be able to devote my full energies to developing new products to meet the changing needs of RVers," Nebel said. "I am also happy that Lippert will be able to use its extensive marketing and production capabilities to expand the distribution of LTM products."

About Drew Industries

Drew, through its wholly-owned subsidiaries, Kinro, Inc. and Lippert Components, Inc., supplies a broad array of components for RVs and manufactured homes. Manufactured products include aluminum and vinyl windows and screens, doors, chassis, chassis parts, RV slide-out mechanisms, and bath and shower units. From 40 factories located throughout the United States and one factory in Canada, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward Looking Statements

This press release contains certain statements, including the Company's plans and expectations regarding its operating strategies, products and costs, and its views of the prospects of the recreational vehicle and manufactured housing industries, which are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's views, at the time such statements were made, with respect to the Company's future plans, objectives, events and financial results, such as revenues, expenses, income, earnings per share, capital expenditures, and other financial items. Forward-looking statements are not guarantees of future performance; they are subject to risks and uncertainties. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include pricing pressures due to competition, raw material costs (particularly aluminum, vinyl, steel, glass, and ABS resin), availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, the financial condition of our customers, interest rates, and adverse weather conditions impacting retail sales. In addition, general economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes.

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